EXHIBIT 10.1

ENERGY XXI SERVICES, LLC
DIRECTORS’ DEFERRED COMPENSATION PLAN
(EFFECTIVE SEPTEMBER 1, 2008)

ARTICLE 1)

PURPOSES OF PLAN AND DEFINITIONS

a)	Purpose

Energy XXI Services, LLC (the “Employer”), hereby establishes the Energy XXI Services, LLC Directors’ Deferred Compensation Plan for the purpose of providing nonemployee directors (“Directors”) of Energy XXI (Bermuda) Limited (the “Company”) the opportunity to defer all or a portion of their cash or equity compensation and to provide greater incentives for Directors to attain and maintain the highest standards of performance, to attract and retain Directors of outstanding competence and ability, to stimulate the active interest of such persons in the development and financial success of the Company, to further the identity of interests of such Directors with those of the Company’s stockholders generally, and to reward such Directors for outstanding performance.

This Plan is intended to be a nonqualified deferred compensation plan within the meaning of Section 409A of the Code.  The provisions of this Plan shall be construed consistent with the requirements of Section 409A of the Code and applicable regulations and other guidance issued thereunder.

b)	Definitions

1.	Account means the aggregate of a Participant’s Cash Account, Company Contributions Account and Stock Unit Account.

(b)
Beneficiary means the person or persons designated by the Participant, as provided in Section 4.4, to receive any payments otherwise due the Participant under this Plan in the event of the Participant’s death.

(c)	Board of Directors or Board means the Board of Directors of the Company.

(d)
Cash Account means the separate bookkeeping account established on behalf of each Participant to reflect the amounts deemed credited to the Plan on his or her behalf with respect to deferrals of Cash Compensation.

(e)	Cash Compensation means all of the cash compensation payable to a Participant, for service on the Board, including annual retainer, meeting, and other fees.

(f)	Code means the Internal Revenue Code of 1986, as amended.

(g)	Committee means the committee of the Board as is designated by the Board to administer the Plan in accordance with Article II.

(h)	Common Stock means the Company’s common stock, $.001 par value.

(i)	Company means Energy XXI (Bermuda) Limited, a Bermuda corporation, and any successor thereto.

(j)	Company Contributions means the contributions, if any, that the Company may make to a Participant’s Company Contributions Account pursuant to Section 3.7.

(k)
Company Contributions Account means the separate bookkeeping account established on behalf of each Participant to reflect the amounts deemed credited to the Plan on his or her behalf with respect to Company Contributions.

(l)	Compensation means Cash Compensation and/or Equity Compensation.

(m)	Deferral Election means an election by the Participant to defer receipt of Compensation.

(n)	Director or Eligible Director means each member of the Board of the Company who is not an employee of the Company or the Employer and who receives compensation for services as a director.

(o)
Effective Date means the effective date of the Plan, which shall be September 1, 2008, except that Deferral Elections made by first-year Participants for Compensation earned on or after September 1, 2008 may be made before September 1, 2008 to be effective September 1, 2008.

(p)
Election Date means the date on which the Director makes an election to defer receipt of all or a portion of Compensation pursuant to the terms of the Plan and such election is received by the Committee.

(q)	Election Effective Date means the date a Deferral Election becomes effective.

(r)
Equity Compensation means all of the Compensation paid to a Participant for services on the Board in the form of Common Stock, which Common Stock shall be granted pursuant to the Energy XXI Services, LLC 2006 Long-Term Incentive Plan or another equity compensation plan maintained by the Company that has received stockholder approval.  Any options granted to a Participant to purchase shares of Common Stock or restricted Common Stock granted to a Participant shall not be subject to Deferral Elections under the terms of the Plan.

(s)	Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.

(t)
Fair Market Value of a share of Common Stock means, as of a particular date the price at which the last sale of Common Stock was made on the principal exchange or over-the-counter market on which such shares are trading, or if no sales occurred on such day, then on the last day on which there were such sales.  Fair Market Value of a Stock Unit shall be deemed to be equal to the Fair Market Value of one share of Common Stock.

(u)
Investment Funds means one or more of the measurement investment funds designated by the Committee for purposes of crediting or debiting hypothetical investment gains and losses to the Cash Accounts and Company Contributions Accounts of Participants.

(v)	Participant means an Eligible Director of the Company who elects to participate in the Plan.

(w)	Payment Date means the date on which payment of a Participant’s Account is made, as determined in accordance with Section 4.1.

(x)	Plan means the Energy XXI Services, LLC Directors’ Deferred Compensation Plan, as amended from time to time.

(y)
Separation from Service means a termination of the services provided by the Participant as determined by the Committee in accordance with Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.  If a Participant provides services for the Company or Employer as both an employee and as a Director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5), the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.

(z)
Stock Unit means a unit equal to one share of Common Stock issued and outstanding as of the Effective Date of the Plan (as adjusted pursuant to Section 3.10), utilized for the purpose of measuring the benefits payable under Section 4.2.

(aa)
Stock Unit Account means the separate bookkeeping account established on behalf of each Participant to reflect the amounts deemed credited to the Plan on his or her behalf with respect to deferrals of Equity Compensation.

ARTICLE 2)

ADMINISTRATION OF THE PLAN

a)	Committee

This Plan shall be administered by the Committee.  The Committee shall consist of at least two members of the Board.

b)	Committee’s Powers

Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof.  The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations, and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan.  The Committee may, in its discretion, determine the eligibility of individuals to participate herein, determine the amount of Compensation a Participant may elect to defer, or waive any restriction or other provision of this Plan; provided, however, that the Committee shall not waive any restriction or other provision of this Plan or take any other action that would cause any benefits provided to a Participant hereunder to be deemed “derivative securities” within the meaning of Section 16 of the Exchange Act or the rules and regulations promulgated thereunder (including, but not limited to, Rule 16a-1(c) or any successor rule) or would result in adverse tax consequences to Participant under Section 409A of the Code; provided further, however, that no member of the Committee may participate in or take any action with respect to any decision regarding his or her own Compensation except to the extent that such action or decision would apply to or affect the Compensation of all Participants.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Committee deems necessary or desirable to carry it into effect.

c)	Committee Determinations Conclusive

Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive, and binding on all parties concerned.

d)	Committee Liability

No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 2.5 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee, or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

e)	Indemnification

The Company agrees to indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her action or failure to act in such capacity, excepting only expenses and liabilities arising out of the member’s own willful misconduct or gross negligence. This right of indemnification is in addition to any other rights to which any member of the Committee may be entitled.

f)	Delegation of Authority

The Committee may delegate to the Chief Executive Officer, Vice President of Human Resources, Chief Financial Officer or to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish.

ARTICLE 3)

ACCOUNTS

a)	Establishment of Accounts

The Company shall set up and maintain a separate Account which will from time to time reflect the name of each Participant, the amount of a Participant’s total deferrals made under Section 3.2 and Section 3.3, the amount of Company Contributions, if any, made under Section 3.7 and all applicable deemed earnings and losses under Section 3.8.

b)	Cash Compensation Deferral Elections

A Participant may elect to defer receipt of up to one hundred (100%) percent of the Cash Compensation payable to the Participant for serving on the Company’s Board of Directors for each calendar year for which such deferral is elected.  Except as otherwise provided in Section 3.4 below, to be effective, a Deferral Election must be made by the Participant in the calendar year prior to the year in which services giving rise to such Compensation are performed.  For example, a Deferral Election for annual retainer and meeting fees for 2009 must be made on or prior to December 31, 2008.  Such Deferral Election shall be effective only with respect to amounts earned on or after January 1, 2009.

c)	Equity Compensation Deferral Elections

A Participant may elect to defer receipt of up to one hundred (100%) percent of the Equity Compensation payable to the Participant for serving on the Company’s Board of Directors for each calendar year for which such deferral is elected.  Except as otherwise provided in Section 3.4 below, to be effective, a Deferral Election must be made by the Participant in the calendar year prior to the year in which the services giving rise to the Equity Compensation are performed.

d)	Elections of First-Year Participants

In the case of the first year in which a Participant becomes eligible to participate in the Plan, a Deferral Election may be made with respect to services to be performed subsequent to the election, provided that such election is made within 30 days after the date the Participant first becomes eligible to participate.  In such case, the Election Effective Date shall be the first date that services are performed after the Election Date.

e)	Deferral of Payment

A Participant who has elected to defer receipt of Compensation pursuant to this Plan may elect to defer payment beyond the Payment Date, provided that each of the following conditions is met:

1.	such election may not take effect until at least twelve (12) months after the date on which the election is made;

2.
except in the case of death the first payment with respect to which such election is made must be deferred for a period of at least 5 years from the date such payment would otherwise have been made, and

3.	any election may not be made less than twelve (12) months prior to the date of the first scheduled Payment Date.

For purposes of the preceding sentence, installment payments made to a Participant shall be treated as a right to a series of separate payments.

f)	Crediting of Deferred Amounts

Compensation credited to a Participant’s Account shall be deemed credited on the date that such amount would otherwise be paid to Participant, absent a Deferral Election.

g)           Company Contributions

For each calendar year, the Company, in its sole discretion may credit any amount it desires to any Participant’s Company Contributions Account.  The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a calendar year may be zero, even though one or more other Participants received a Company Contribution for that calendar year.  Company Contributions, if any, shall be credited to the Participant’s Company Contributions Account as soon as administratively feasible following the end of the calendar year, or such earlier date as shall be determined by the Committee.  A Participant’s Company Contributions Account shall be one hundred (100%) percent vested at all times.

3.8	Earnings or Losses

A Participant’s Cash Account and Company Contributions Account shall be deemed credited or debited with earnings, gains or losses approximately equal to the earnings, gains or losses on the Investment Funds designated by the Participant to be used for purposes of calculating his or her Cash Account and Company Contributions Account balances.  Each Participant may indicate to the Company, in writing, a preference that monies in his or her Cash Account and Company Contributions Account be deemed invested by the Company in one or more of the Investment Funds selected by the Committee for use by the Plan.  If the monies are deemed invested by the Company in one or more such Investment Funds, then the value of a Participant’s Cash Account and Company Contributions Account at any time shall include the current fair market value of the deemed investment in such Investment Funds.  A Participant’s investment election under this Section 3.8 may be changed in accordance with rules determined by the Committee.

3.9	Dividends

As of each date that dividends are paid with respect to Common Stock, a Participant who has any outstanding Stock Units credited to his or her Stock Unit Account shall have an additional amount (dividend equivalent) in cash deemed credited to his or her Cash Account equal to the dollar amount of dividends paid per share of Common Stock multiplied by the number of Stock Units credited to the Participant’s Stock Unit Account as of the payment date of such dividend, or if elected by the Participant at the time the Participant enters into the Deferral Election, such dividend equivalents shall be currently paid as income to the Participant, which dividend equivalents shall be paid in cash (or Common Stock or other applicable property for a non-cash dividend) as of the last business day of each month.

3.10	Adjustments

1.
Exercise of Corporate Powers.  The existence of this Plan and any outstanding Stock Units credited hereunder shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds. debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

2.
Recapitalizations, Reorganizations and Other Activities.  In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of Stock Units and (ii) the appropriate Fair Market Value and other price determinations for such Stock Units shall each be proportionately adjusted by the Board to reflect such transaction.  In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make appropriate adjustments to (i) the number of Stock Units and (ii) the appropriate Fair Market Value and other price determinations for such Stock Units to give effect to such transaction; provided that such adjustments shall only be such as are necessary to preserve, without increasing, the value of such units.  In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to issue or assume units by means of substitution of new units, as appropriate, for previously issued units or an assumption of previously issued units as part of such adjustment.

ARTICLE 4)

PAYMENTS

a)	Period of Deferral

Payment to a Participant of his of her Stock Unit Account, Cash Account and Company Contributions Account shall be paid within 30 days of the date of his/her Separation from Service (the “Payment Date”).  Notwithstanding the foregoing, if permitted by the Committee, a Participant may elect that Compensation attributable to a specific calendar year deferred under the Plan will be paid on a date specified on the deferral election form provided by the Committee, provided that such date does not occur before the date such Compensation would be paid absent such deferral.  In the event of the death of a Director or Separation from Service prior to the date specified on the deferral election form, such Director’s date of death or Separation from Service shall be his or her Payment Date.

b)	Payment of Amounts in Stock Unit Account

As of the Payment Date, the aggregate Fair Market Value of the Stock Units then deemed credited to a Participant’s Stock Unit Account shall be calculated.

c)	Form of Payment

Payment to a Participant of his of her Stock Unit Account shall be made in Common Stock on the Payment Date.  Payment to a Participant of his of her Cash Account and Company Contributions Account shall be made in cash on the Payment Date.  Payment shall be in a single lump sum amount.

d)	Death Prior to Payment

In the event that a Participant dies prior to payment pursuant to the Plan, any such unpaid amounts, shall be paid to the Participant’s designated Beneficiary in a lump sum within sixty (60) days following the Participant’s death.  If no Beneficiary has been designated, such payment shall be made to the Participant’s estate.  A beneficiary designation, or revocation of a prior beneficiary designation, shall be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Committee.

e)	Payments to Minors and Incompetents

Should the Participant become incompetent or should the Participant designate a Beneficiary who is a minor or incompetent, the Company shall be authorized to pay such funds to a parent or guardian of such minor or incompetent, or directly to such minor or incompetent, whichever manner the Committee shall determine in its sole discretion.

ARTICLE 5)

ELECTING DEFERRALS

a)	Manner of Electing Deferral

Each election made by a Participant to defer Compensation under the Plan (i) shall take the form of a written document (provided by the Company) signed by the Participant and filed with the Committee, (ii) shall designate the calendar year for which the deferral is made and the period of deferral, and (iii) cannot be revoked or modified if either (a) the proposed revocation or modification applies to amounts deferred with respect to a calendar year which has already commenced at the time such revocation or modification is proposed to be effected, or (b) the Committee determines in its sole discretion that the proposed revocation or modification could cause any benefits provided to a Participant hereunder to be treated as “derivative securities” within the meaning of Section 16 of the Exchange Act or the rules and regulations promulgated thereunder (including, but not limited to, Rule 16a-1(c) or any successor rule) or could result in adverse tax consequences to the Participant under Section 409A of the Code.  Any election to change a Deferral Election (including an election as to distribution of deferrals) shall be subject to the consent of the Committee and the terms of the Plan.

ARTICLE 6)

MISCELLANEOUS

a)	Unfunded Plan

Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship.  This Plan shall be unfunded.  Any funds invested hereunder shall continue for all purposes to be part of the general funds of the Company.  To the extent that a Participant acquires a right to receive payments from the Company under the Plan, such right shall not be greater than the right of any unsecured general creditor of the Company and such right shall be an unsecured claim against the general assets of the Company.  Although bookkeeping accounts may be established with respect to Participants who are entitled to rights under this Plan, any such accounts shall be used merely as a bookkeeping convenience.  The Company shall not be required to segregate any assets that may at any time be represented by cash or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash or rights thereto to be granted under this Plan.  Any liability or obligation of the Company to any Participant with respect to cash or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.  Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

b)	Title to Funds Remains with Company

Amounts deemed credited to each Participant’s Account shall not be specifically set aside or otherwise segregated, but will be combined with corporate assets.  Title to such finds will remain with the Company and the Company’s only obligation will be to make timely payments to Participants in accordance with the Plan.

c)	Statement of Account

A statement will be furnished to each Participant not less often than annually and shall reflect the balance and Fair Market Value of the Participant’s Account as of the preceding December 31.

d)	Assignability

Except as otherwise provided herein, no right to receive payment hereunder shall be transferable or assignable by a Participant except by will or the laws of decent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.  Any attempted assignment of any benefit under this Plan in violation of this Section 6.4 shall be null and void.

e)	Amendment, Modification, Suspension, or Termination

The Board may amend, modify, suspend, or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment, modification, or termination shall, without the consent of the Participant, impair the rights of any Participant to the balance in such Participant’s Stock Unit Account as of the date of such amendment, modification, or termination.  The Board may at any time and from time to time delegate to the Committee any or all of its authority under this Section 6.5.

f)	Governing Law

This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

g)	Section 409A of the Code

To the extent necessary to comply with Section 409A of the Code and the regulations thereunder, if a Director is a specified employee, as defined in Treas. Reg. 1.409A-1(i), and any stock of Company or of any affiliate is publicly traded on an established securities market or otherwise, no payment or benefit that is subject to Section 409A of the Code shall be made under this Plan on account of the Director’s Separation from Service before the date that is the first day of the seventh month beginning after the date the Director’s Separation from Service (or, if earlier, the date of death of the Director or any other date permitted under Section 409A of the Code).

6.8           Tax Withholding

The Employer or the Company may deduct from any payment due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the payment.

6.9	Effective Date

The Plan shall be effective as of the Effective Date.